Iowa First Bancshares Corp.
                                Second and Cedar
                              Muscatine, Iowa 52761
                                 (563) 263-4221



For more information contact:

D. Scott Ingstad, Chairman, President and CEO (563-262-4202)  Or

Kim K. Bartling, Executive Vice President, Chief Operating Officer &
  Treasurer (563-262-4216)



                                    PRESS RELEASE

        FOR RELEASE October 26, 2004, at 11:00 a.m. Central Standard Time

Iowa First Bancshares Corp. Reports Third Quarter Financial Results and Dividend Payment

Iowa First Bancshares Corp. (OTCBB IFST) today reported net income of $970,000 for the quarter ended September 30, 2004, compared to net income of $940,000 for the quarter ended September 30, 2003, an increase of $30,000 or 3.2%. This increase in net income primarily resulted from higher net interest income during the third quarter of 2004 compared to the third quarter of 2003.

Basic and  diluted  earnings  per share  were  $.70 for the three  months  ended
September 30, 2004, $.04 or 6.1% more than the same period in 2003. The Company's annualized return on average assets for the third quarter of 2004 was 1.05% compared to .98% during the third quarter of the prior year. The Company's annualized return on average equity for the three months ended September 30, 2004 and September 30, 2003 was 15.1% and 14.9%, respectively.

The Company recorded net income of $2,781,000 for the nine months ended September 30, 2004, compared with net income of $2,501,000 for the three quarters ended September 30, 2003, an increase of $280,000 or 11.2%. This increase in net income resulted from higher net interest income, higher noninterest income, lower provision for loan losses, and tightly controlled noninterest expenses during the first three quarters of 2004 compared to the same period during 2003.

Basic and  diluted  earnings  per share  were  $1.99 for the nine  months  ended
September  30,  2004,  $.23 or 13.1%  more  than the same  period  in 2003.  The
Company's annualized return on average assets for the first three quarters of 2004 was .99% compared to .86% during the same quarters of the prior year. The Company's annualized return on average equity for the nine months ended September 30, 2004 and September 30, 2003 was 14.6% and 13.4%, respectively.

The Company's assets at September 30, 2004 totaled $370,304,000, a decrease of $2,110,000 or 0.6% from December 31, 2003. Net loans outstanding grew $8,401,000 (3.1%) and total deposits increased $5,647,000 (2.0%) during the first nine months of 2004. Additionally, over $7.5 million dollars of loans were sold into the secondary market through the nine months ended September 30, 2004. The allowance for loan losses totaled $3,370,000 at September 30, 2004, or 1.2% of gross loans outstanding.

The net interest margin increased to 3.48% during the first three quarters of 2004 compared to 3.23% during the first three quarters of 2003. The return on average interest-earning assets decreased 23 basis points (from 5.69% in 2003 to 5.46% in 2004) while interest paid on average interest-bearing liabilities declined 50 basis points (from 2.82% in 2003 to 2.32% in 2004).

The Company has, during the first nine months of 2004, repurchased for the treasury 36,372 shares representing 2.6% of the total common shares outstanding as of the prior year end. The Company plans to continue repurchasing shares of its common stock as they become available. These share repurchases are possible due to the strong capital base and sufficient cash flow of Iowa First Bancshares Corp.

The board of directors declared a $.2425 per common share cash dividend to be paid to shareholders of record September 28, 2004. The dividend payment date is October 26, 2004 and results in an annualized yield of 3.33% on the December 31, 2003 stock price.

Iowa First Bancshares Corp. is a bank holding company headquartered in Muscatine, Iowa. The Company provides a wide array of banking and other financial services to individuals, businesses and governmental organizations through its two wholly-owned national banks located in Muscatine and Fairfield, Iowa. Iowa First Bancshares Corp. common stock is traded on the Over-The-Counter Bulletin Board market under the symbol IFST.

This press release contains forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. Forward-looking statements may relate to anticipated revenues, gross margins, earnings, and growth of the market for our services and products. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: uncertainties associated with market acceptance of and demand for the Company's services and products, impact of competitive products and pricing, dependence on third party suppliers, uncertainties associated with the development and deployment of technology, regulatory or other developments in the industry, and the emergence of future opportunities or threats. Investors are directed to the Company's 2003 Annual Report on Form 10-K which is filed with the Securities and Exchange Commission.

                        CONSOLIDATED FINANCIAL HIGHLIGHTS

              (Dollar amounts in thousands, except per share data)

                                   (unaudited)

                                       For the Three         For the Three         For the Nine           For the Nine
                                        Months Ended          Months Ended         Months Ended           Months Ended
                                     September 30, 2004    September 30, 2003   September 30, 2004    September 30, 2003
                                     -------------------   ------------------   ------------------    ------------------
Net Interest Income ................        $2,958               $2,810               $8,692                $8,430
Provision for Loan Losses ..........           120                   65                  380                   525
Noninterest Income .................           795                  838                2,331                 2,250
Noninterest Expense ................         2,239                2,202                6,615                 6,582
Net Income After Income Taxes ......           970                  940                2,781                 2,501

Net Income Per Common Share,
   Basic and Diluted ...............        $ 0.70               $ 0.66               $ 1.99                $ 1.76


                                                                 As of               As of                  As of
                                                           September 30, 2004   December 31, 2003     September 30, 2003
                                                           ------------------   -----------------     ------------------

Net Loans ...........................                       $   275,326           $   266,925             $   262,607
Total Assets ........................                           370,304               372,414                 381,866
Total Deposits ......................                           283,223               277,576                 282,564

Tier 1 Capital ......................                            31,852                31,195                  30,769

Return on Average Equity ............                             14.6%                 12.9%                   13.4%
Return on Average Assets ............                              .99                   .83                     .86
Net Interest Margin (tax equivalent)                              3.48                  3.22                    3.23
Allowance as a Percent of Total Loans                             1.21                  1.18                    1.27

                                       2